STOCK PURCHASE AGREEMENT

BETWEEN

COMPX INTERNATIONAL INC.

AND THE

SHAREHOLDERS OF FORT LOCK CORPORATION

February 3, 1998
TABLE OF CONTENTS

SCHEDULES/EXHIBITS
SCHEDULE I     Disclosure Schedule
SCHEDULE II    Financial Statements
EXHIBIT A      Form of Asset Purchase Agreement
EXHIBIT B      Real Estate Purchase Agreement
EXHIBIT C      Form of Escrow Agreement
EXHIBIT D      Form of Legal Opinion - Acquired Corporation's Counsel
STOCK PURCHASE AGREEMENT
          This Stock Purchase Agreement (the "Agreement") is entered into as of February 3, 1998, by and between CompX International Inc., a Delaware corporation (the "Buyer"), and the undersigned shareholders (collectively, the "Seller") of Fort Lock Corporation. The Buyer and the Seller are referred to individually as a "Party" and collectively as the "Parties."
          The Seller holds all of the outstanding capital stock of Fort Lock Corporation, an Illinois corporation (the "Acquired Corporation").
          This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of Acquired Corporation in return for cash.
          Now, therefore, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth below, the Parties agree as follows.
     Error! Bookmark not defined.1.     Definitions{tc  \l 1 "1. Definitions"}.

     "Acquired Assets
Agreement.
     "Acquired Corporation" has the meaning set forth in the preface above.

     "Acquired Corporation Share
value, of Acquired Corporation.
     "Acquired Subsidiaries
S.A., corporations organized under the laws of the United Kingdom and France, respectively.
     "Additional Taxes" has the meaning set forth in Section 8(e) below.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     "Affiliated Group
meaning of Code Section 1504(a).
     "Applicable Rate
Journal Money Rates section from time to time as the base rate of interest for corporate loans.
     "Calculation" has the meaning set forth in Section 9(b)(i) below.

     "Calculation Notice" has the meaning set forth in Section 9(b)(i) below.

     "Buyer" has the meaning set forth in the preface above.

     "Cash" means cash and cash equivalents (including marketable securities, short term investments and any cash or checks held in lockbox accounts) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
     "Closing" has the meaning set forth in Section 2(d) below.

     "Closing Balance  Sheet
below.
     "Closing Date" has the meaning set forth in Section 2(d) below.

     "Closing Date Offset" has the meaning set forth in Section 2(c) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information " has the meaning set forth in Section 6(c)(iii) hereof.
     "Contract" has the meaning set forth in Section 4(m) below.

     "Disclosure Schedule" has the meaning set forth in Section 3(a) below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.
     "Employee Pension Benefit Plan
3(2).
     "Employee Welfare Benefit Plan
3(1).
     "Environmental Laws
the environment, including laws relating to emissions, discharges, generation, storage, releases or threatened releases of Waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or Waste including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. Section1321 et seq.), the Clean Air Act (42 U.S.C. Section7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section6962 et seq.), the Toxic Substances Control Act (15 U.S.C. Section2601 et seq.) and the Comprehensive Environmental Responsibility, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section9601 et seq.) ("CERCLA") and their state and local counterparts. Environmental Laws shall also include any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter used, entered, promulgated, or approved under the Environmental Laws.
     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
     "Escrow Agent
Escrow Agreement.
     "Escrow Agreement" has the meaning set forth in Section 2(b)(i) below.

     "Final Calculation" has the meaning set forth in Section 9(b)(i) below.

     "Final Offset" has the meaning set forth in Section 2(c) below.

     "Financial Statements" has the meaning set forth in Section 4(g) below. "GAAP" means United States generally accepted accounting principles as in effect from time to time.
     "Hart-Scott-Rodino Act
Act of 1976, as amended.
     "Holdback" has the meaning set forth in Section 2(b)(i) below.

     "Income Tax
including any interest, penalty, or addition thereto, whether disputed or not.
     "Income Tax  Return
refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.
     "Indemnified Party" has the meaning set forth in Section 8(d) below.

     "Indemnifying Party" has the meaning set forth in Section 8(d) below.

     "Initial Payment" has the meaning set forth in Section 2(b)(i) below.

     "Knowledge" of a person means if such person, after making reasonable inquiry of the appropriate parties with respect to a particular fact or matter, actually knows of the existence of such fact or matter. "Knowledge" of the Acquired Corporation and Acquired Subsidiaries in Section 4 hereof shall refer only to the Knowledge of Jay Fine, Lloyd D. Falk, Michael Hoare, Gary Myers and Ted Skiba.
     "Letter of Intent
between Buyer and Acquired Corporation.
     "Losses" has the meaning set forth in Section 8(a) below.

     "Most Recent Financial  Statements
4(g) below.
     "Most Recent Interim Statements
below.
     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Net Worth Adjustment" has the meaning set forth in Section 2(b)(ii) below.

     "Ordinary Course  of  Business
consistent with past custom and practice (including, without limitation, with respect to quantity and frequency).
     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
     "Post-Closing Audit" has the meaning set forth in Section 2(b)(ii) below.

     "Purchase Price" has the meaning set forth in Section 2(b)(i) below.

     "Purchase Price Adjustment
below.
     "Purchase Price Adjustment Closing" means the closing of the Purchase Price Adjustment which shall be held as soon as reasonably possible after the Parties have agreed upon the Closing Balance Sheet.
     "Real Estate Purchase Agreement
below.
     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.
     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act
amended.
     "Security Interest
or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     "Seller" has the meaning set forth in the preface above.

     "Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other persons performing similar functions with respect to such entity.
     "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.
     "Third Party Claim" has the meaning set forth in Section 8(d) below.

     "Trustee" means any person identified as a Trustee on the signature pages of this Agreement.
     "Waste" means pollutant, contaminate, chemicals or industrial, toxic, hazardous, or petroleum-based substances or wastes.
     {PRIVATE }2.   Purchase and Sale  of Acquired Corporation  Shares
"2.  Purchase and Sale of Acquired Corporation Shares"}.

     {PRIVATE }(a)  Basic Transaction{tc  \l 2 "(a)    Basic Transaction"
the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, at Closing, all of the issued and outstanding Acquired Corporation Shares for the consideration specified below in this Section 2.
     {PRIVATE }(b)  Purchase Price{tc  \l 2 "(b)  Purchase Price"}.

               {PRIVATE }(i)  Purchase Price Amount{tc  \l 3 "(i)     Purchase
Price Amount"
$29,500,000 (subject  to  adjustment  pursuant to  Section  5(f),  the  "Initial
Payment") and to pay to the Escrow Agent under the Escrow Agreement at the Closing U.S. $500,000 (the "Holdback," together with the Initial Payment, the "Purchase Price") by, with respect to the Initial Payment, delivery of cash in the applicable amount payable by wire transfer or delivery of other immediately available funds at such bank account or accounts as Seller has designated in writing to Buyer, and with respect to the Holdback, by delivery of cash in the applicable amount by the wire transfer or delivery of other immediately available funds to the Escrow Agent pursuant to the Escrow Agreement by and between the Escrow Agent, Seller and Buyer, the form of which is attached as Exhibit C, which shall govern the distribution of the Holdback.
               {PRIVATE }(ii) Purchase Price Adjustment{tc  \l 3 "(ii)
     Purchase Price Adjustment"
cause Coopers & Lybrand LLP to prepare and deliver to the Parties an audited consolidated balance sheet of the Acquired Corporation and the Acquired Subsidiaries within 45 days after the Closing (the "Post-Closing Audit"), which shall be prepared in accordance with GAAP and generally consistent with the accounting principles and methodology utilized in prior audits of the Acquired Corporation and Acquired Subsidiaries. If within 20 days after the date such balance sheet is delivered to the Seller, Seller has not given written notice to Buyer setting forth any objection to such balance sheet, then such balance sheet shall constitute the "Closing Balance Sheet." In the event Seller, within such 20 day period, gives written notice to Buyer of any objection to such balance sheet, Seller and Buyer shall use their best efforts to reach agreement on all differences within the 20 day period following the giving of notice. If Seller and Buyer are unable to reach agreement within such 20 day period, the matter shall be submitted to a firm of independent public accountants (the "Independent Accountants") to be mutually selected by Buyer and Seller, the decision of which shall be final and binding upon the Parties. The balance sheet agreed upon by Buyer and Seller or determined by the Independent Accountants shall constitute the "Closing Balance Sheet." Seller and Buyer shall bear equally the expenses if the Independent Accountants, if necessary. The Parties agree that the Closing Balance Sheet shall not reflect the repayment of debt contemplated by
Section 2(c). The Purchase Price shall be reduced on a dollar-for-dollar basis to the extent that the consolidated net worth as set forth on the Closing Balance Sheet, as adjusted to reflect reserves for inventory obsolescence based upon an aging of inventory on hand in a manner to be mutually agreed to by the Parties prior to Closing (or, if the Parties cannot agree on the manner or amount of such adjustment, such determination will be made in the Post-Closing Audit described above) (the "Net Worth") is less than U.S. $4.5 million (the "Net Worth Adjustment"). The Purchase Price shall also be subject to reduction pursuant to Sections 2(c) and 10(b). The sum of the Net Worth Adjustment and any reductions made pursuant to Sections 2(c) and 10(b) shall be the "Purchase Price Adjustment." If the Purchase Price Adjustment exceeds the amount of the Holdback, Escrow Agent shall pay to Buyer the Holdback and Seller shall promptly pay over to Buyer an amount equal to the excess of the Purchase Price Adjustment over the Holdback. If the Purchase Price Adjustment is equal to or less than the amount of the Holdback, Escrow Agent shall pay to the Buyer out of the Holdback an amount equal to the Purchase Price Adjustment and Escrow Agent and shall remit to Seller the balance of the Holdback, if any.
     {PRIVATE }(c)  Repayment of Debt{tc  \l 2 "(c)    Repayment   of    Debt
Except as provided below, simultaneously with the Closing, Seller shall, on behalf of the Acquired Corporation, pay in full and terminate all of the outstanding obligations (including the aggregate amount of checks issued in excess of funds on deposit exclusive of outstanding employee payroll checks (the "Bank Overdrafts"), if any) and commitments of the Acquired Corporation as set forth on Section 2(c) of the Disclosure Schedule; provided, however, that Seller will receive an offset on the Closing Date (the "Closing Date Offset"), against its obligation to pay in full such Bank Overdrafts equal to the amount, if any, that the consolidated net worth of the Acquired Corporation and the Acquired Subsidiaries as shown on the Most Recent Interim Statements exceeds $4.8 million. A final offset (the "Final Offset") equal to the amount, if any, that the Net Worth as determined in the Post-Closing Audit and set forth on the Closing Balance Sheet exceeds $4.8 million, will also be calculated. If the amount of the Final Offset exceeds the amount of the Closing Date Offset, Acquired Corporation shall pay to Seller an amount equal to such excess. If the amount of the Closing Date Offset exceeds the amount of the Final Offset, Seller shall pay to Acquired Corporation an amount equal to such excess. Seller acknowledges that, in addition to Seller's obligation to repay the outstanding obligations set forth in Section 2(c) of the Disclosure Schedule, Seller shall also be wholly responsible for the repayment of any obligation of Acquired Corporation for the repayment of money to any person where such obligation stems from the advance of money to Acquired Corporation without regard to the limitations of Section 8 below. Seller shall provide Buyer with reasonable proof of termination and release of liens or encumbrances under such outstanding obligations.
     {PRIVATE }(d) The Closing{tc \l 2 "(d) The Closing"}. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer in Dallas, Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be no later than February 28, 1998.

     {PRIVATE }(e)  Deliveries at the Closing{tc  \l 2 "(e) Deliveries  at
the Closing"}.   At  the Closing,  (i)  the  Seller will  execute,
acknowledge  (if appropriate), and deliver  to the Buyer  the various certificates,  instruments,
and documents referred to in Section 7(a) below, (ii) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below,
(iii) the Seller will deliver to the Buyer stock certificates representing 100% of the outstanding shares of Acquired Corporation and all of the Acquired Subsidiary Shares held by Acquired Corporation or Sellers, and, as to Acquired Corporation's Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(b)(i) above.
     {PRIVATE }(f)  Additional Transactions{tc  \l 2 "(f)   Additional
Transactions"}. Subsequent to Closing (but on the date thereof) the closing of the transactions contemplated by (i) the Asset Purchase Agreement by and between the Acquired Corporation and Fortronics, Inc., an Illinois corporation (the "Asset Purchase Agreement") for the consideration U.S. $500,000 set forth therein, and (ii) the Real Estate Purchase Agreement by and between Buyer and Itasca Bank and Trust Company, as trustee under Trust Agreement dated April 21, 1992 and known as Trust No. 11014 (the "Real Estate Purchase Agreement"), the form of which is attached hereto as Exhibit B will occur and which agreements shall be deemed executed simultaneously with this Agreement.
     {PRIVATE }3. Representations and Warranties Concerning the Transaction{tc \l 1 "3. Representations and Warranties Concerning the Transaction"}.

     {PRIVATE }(a) Representations and Warranties of the Seller{tc \l 2 "(a) Representations and Warranties of the Seller"}. Each Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement as they relate to such Seller and will be correct and complete as of the Closing Date as they relate to such Seller (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in the disclosure schedule attached hereto as Schedule I and incorporated in this Agreement by this reference (the "Disclosure Schedule"). The Disclosure Schedule may be amended prior to the Closing Date in the manner set forth in
Section 5(e) hereof. Further, unless otherwise indicated herein, all Section references in the Disclosure Schedule are to Sections of this Agreement, provided, however, that references herein to a particular Section or Sections of this Agreement are not intended to limit, and shall not be construed as limiting, disclosures contained herein which may be applicable to another Sections or Sections. The disclosures in the Disclosure Schedule are made in response to the representations and warranties of the Acquired Corporation, Acquired Subsidiaries and Seller and certain covenants of the Acquired
Corporation, Acquired Subsidiaries and Seller contained in this Agreement without fully taking into consideration the standard of materiality set forth in certain of such representations, warranties or covenants, and no disclosure made herein shall (i) constitute an admission or determination that any fact or matter so disclosed is material to the Acquired Corporation or the Acquired Subsidiaries taken as a whole, or (ii) be deemed to modify in any respect the standard of materiality set forth in any representation, warranty, covenant or other provision contained in this Agreement.
          {PRIVATE }     (i)  The Seller{tc  \l 3 "    (i)  The Seller "}.
The Seller is comprised of  Persons who are either  (i)  residents  of the state  of
Illinois, or (ii) trust(s) organized under the laws of the state of Illinois.
          {PRIVATE }     (ii) Authorization of Transaction{tc  \l 3 " (ii)
     Authorization of Transaction
authority where applicable to execute and deliver this Agreement and to perform its respective obligations under this Agreement and the execution and delivery of this Agreement has been approved where necessary by the appropriate trustees and/or guardians. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor's rights generally, and by general equitable principles.
          {PRIVATE }     (iii)     Noncontravention{tc  \l 3 "   (iii)
     Noncontravention"}.   Neither  the  execution  and  the  delivery  of  this
Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) to the Knowledge of each Seller, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which each Seller is subject or any provision of its governing instruments or agreements where applicable or (B) to the Knowledge of each Seller, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except where together with all other such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations or failure to give notices would not reasonably be expected to have a material adverse effect on the financial condition or results of operation of the Acquired Corporation or its Acquired Subsidiaries. Other than in connection with the provisions of the Hart-Scott-Rodino Act, each Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
          {PRIVATE }     (iv) Brokers' Fees{tc  \l 3 " (iv) Brokers'     Fees
Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except Seller shall be fully responsible for all fees payable to Business Search Ltd. in connection with the transactions contemplated by this Agreement.
          {PRIVATE }     (v)  Acquired Corporation Shares{tc  \l 3 "  (v)
     Acquired Corporation  Shares
beneficially (except each Trustee has only legal title to the Acquired Corporation Shares) the number of Acquired Corporation Shares set forth in
Section 3(a)(v) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions on transfer imposed by the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Acquired Corporation that will exist after the Closing. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Acquired Corporation that will exist after the Closing.
     {PRIVATE }(b) Representations and Warranties of the Buyer{tc \l 2 "(b) Representations and Warranties of the Buyer
warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in the Disclosure Schedule.
          {PRIVATE }     (i)  Organization of the Buyer{tc  \l 3 "    (i)
     Organization of the Buyer
and in good standing under the laws of the jurisdiction of its incorporation.
          {PRIVATE }     (ii) Authorization of Transaction{tc  \l 3 " (ii)
     Authorization of  Transaction
authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement has been approved by the Buyer's Board of Directors. No other or further corporate act or proceeding on the part of the Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Buyer hereunder, or the consummation of the transaction contemplated hereby and thereto. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor's rights generally, and by general equitable principles.
          {PRIVATE }     (iii)     Noncontravention{tc  \l 3 "   (iii)
     Noncontravention"}.   Neither  the  execution  and  the  delivery  of  this
Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, which has not been given or obtained. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
          {PRIVATE }     (iv) Brokers' Fees{tc  \l 3 " (iv) Brokers'     Fees
The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
               {PRIVATE }(v) Investment{tc \l 3 "(v) Investment"}. The Buyer is acquiring Acquired Corporation Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

               {PRIVATE }(vi) Liquidity{tc \l 3 "(vi) Liquidity"}. Buyer will, at Closing, have adequate financial resources to consummate the transactions contemplated by this Agreement and the closing of the transactions contemplated by this Agreement is not contingent upon consummation of the initial public offering of Buyer.
               {PRIVATE }(vii)     Compliance With Laws{tc  \l 3 "(vii)
     Compliance With Laws"
state securities law which would have the effect of creating any liability for Seller.
     {PRIVATE }4.   Representations   and    Warranties   Concerning    Acquired
Corporation and Its Acquired Subsidiaries{tc  \l 1 "4. Representations       and
Warranties Concerning Acquired Corporation and Its Acquired Subsidiaries"}.

          Acquired Corporation and Acquired Subsidiaries represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in Disclosure Schedule.
     {PRIVATE }(a)  Organization, Qualification, and  Corporate Power
"(a) Organization, Qualification,  and  Corporate  Power
Corporation and its Acquired Subsidiaries is a corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Acquired Corporation and its Acquired Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Acquired Corporation and its Acquired Subsidiaries has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Acquired Corporation holds of record and owns beneficially all of the outstanding shares of each Acquired Subsidiary of Acquired Corporation except as set forth in Section 4(a) and Section 4(f) of the Disclosure Schedule.
Section 4(a) of the Disclosure Schedule lists all the directors and executive officers of each of Acquired Corporation and its Acquired Subsidiaries holding such office prior to Closing.
     {PRIVATE }(b)  Capitalization{tc  \l 2 "(b)  Capitalization"}.          The
authorized capital stock of Acquired Corporation consists of 10,000 Acquired Corporation Shares, all of which are common stock shares, no par value. There are 100 shares of Acquired Corporation common stock issued and outstanding. No Acquired Corporation Shares are held in treasury. All of the issued and outstanding Acquired Corporation Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Acquired Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock that will exist at Closing. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Acquired Corporation.
     {PRIVATE }(c)  Noncontravention{tc  \l 2 "(c)     Noncontravention"}.
Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Acquired Corporation and its Acquired Subsidiaries is subject, (ii) violate any provision of the charter or bylaws of any of Acquired Corporation and its Acquired Subsidiaries or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract to which any of Acquired Corporation and its Acquired Subsidiaries is a party or by which it is bound or to which any of its assets is subject which has not been given or obtained (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Hart-Scott-Rodino Act and regulations, none of Acquired Corporation and its Acquired Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     {PRIVATE }(d)  Brokers' Fees{tc  \l 2 "(d)   Brokers'  Fees
Acquired Corporation and its Acquired Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     {PRIVATE }(e) Title to Tangible Assets{tc \l 2 "(e) Title to Tangible Assets"}. Except as set forth in Section 4(e) to the Disclosure Schedule,
Acquired Corporation and its Acquired Subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets (including items of personal property) they purport to own or that are reflected in the Financial Statements free and clear of any Security Interest(s) and that such assets are sufficient for the conduct and future operation of the businesses.
     {PRIVATE }(f)  Acquired Subsidiaries{tc  \l 2 "(f)     Acquired
Subsidiaries"}. Section 4(f) of the Disclosure Schedule sets forth for each Acquired Subsidiary of Acquired Corporation (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury.
     {PRIVATE }(g)  Financial Statements{tc  \l 2 "(g) Financial   Statements"
Attached  hereto  as  Schedule  II
(collectively, the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended June 24, 1995, June 29, 1996, and June 28, 1997 (the June 28, 1997 audited consolidated balance sheet and related statements of income and changes in stockholders' equity, and cash flow being referenced hereto as the "Most Recent Financial Statements
Corporation and its Acquired Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the six months ended December 27, 1997 (the "Most Recent Interim Statements
The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Acquired Corporation and its Acquired Subsidiaries as of such dates and the results of operations of Acquired Corporation and its Acquired Subsidiaries for such periods; provided, however, that the Most Recent Interim Statements are subject to normally occurring year-end adjustments, lack footnotes and do not include a physical inventory.
     {PRIVATE }(h) Events Subsequent to Most Recent Interim Statements{tc \l 2 "(h) Events Subsequent to Most Recent Interim Statements
1997 there has not been any material adverse change in the financial condition or results of operations of Acquired Corporation and its Acquired Subsidiaries. Without limiting the generality of the foregoing, since that date, except as disclosed in Section 4(h) of the Disclosure Schedule, none of Acquired Corporation and its Acquired Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.
     {PRIVATE }(i)  Legal Compliance{tc  \l 2 "(i)     Legal Compliance
of Acquired Corporation and its Acquired Subsidiaries has complied with all applicable and valid laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have an adverse effect upon the financial condition or results of operations of Acquired Corporation or its Acquired Subsidiaries except as set forth in Section 4(i) of the Disclosure.
     {PRIVATE }(j)  Tax Matters{tc  \l 2 "(j)     Tax Matters"}.

               (i) Each of Acquired Corporation and its Acquired Subsidiaries has filed on a timely basis, all Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Returns or to pay Taxes would not have an adverse effect on the financial condition of Acquired Corporation or its Acquired Subsidiaries.
               (ii) Section 4(j) of the Disclosure Schedule lists all Income Tax Returns filed with respect to any of Acquired Corporation and its Acquired Subsidiaries for taxable periods ended on or after June 30, 1993, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Except to the extent shown on
Section 4(j) of the Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability on the respective financial statements of each of the Acquired Corporation and its Acquired Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of all Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Acquired Corporation and its Acquired Subsidiaries for taxable periods ended on or after June 30, 1993.
               (iii) None of Acquired Corporation and its Acquired Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
               (iv) None of Acquired Corporation and its Acquired Subsidiaries is a party or subject to any Income Tax allocation or sharing agreement.
               (v) None of Acquired Corporation and its Acquired Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return.
               (vi) The Acquired Corporation's tax basis in each Acquired Subsidiary is set forth in Section 4(j)(vi) of the Disclosure Schedule as of the date of Acquired Corporation's most recently filed Income Tax return. The earnings and profits for each Acquired Subsidiary is set forth in Section 4(j)(vi) of the Disclosure Schedule as of the date of Acquired Corporation's most recently filed Income Tax return.
               (vii) The Acquired Corporation does not have a permanent establishment in any foreign country as defined in any applicable Tax Treaty between the United States and such foreign country.
     {PRIVATE }(k)  Real Property{tc  \l 2 "(k)   Real Property"}.

               (i) Acquired Corporation and its Acquired Subsidiaries do not own any real property.
               (ii) Section 4(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to any of Acquired Corporation and its Acquired Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule (as amended to date). Each lease and sublease listed in Section 4(k)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principals.
     {PRIVATE }(l)  Intellectual Property{tc  \l 2 "(l)     Intellectual
Property"}. Section 4(l) of the Disclosure Schedule identifies each patent or trademark registration that has been issued to any of Acquired Corporation and its Acquired Subsidiaries with respect to any of its intellectual property, identifies each pending patent application or application for trademark registration that any of Acquired Corporation and its Acquired Subsidiaries has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission that any of Acquired Corporation and its Acquired Subsidiaries has granted to any third party with respect to any of its intellectual property. Except as disclosed on Section 4(l) of the Disclosure Schedule, each of the patents and trademarks listed in Section 4(l) of the Disclosure Schedule is owned by the Acquired Corporation or its Acquired Subsidiaries, and the Acquired Corporation and its Acquired Subsidiaries have the exclusive right to use all such intellectual property in their respective business and operations. Except as set forth and so noted in Section 4(l) of the Disclosure Schedule, Acquired Corporation and its Acquired Subsidiaries own all intellectual property and other proprietary rights necessary to manufacture and sell their respective products and to conduct their respective operations and businesses and none of Acquired Corporation or its Acquired Subsidiaries has Knowledge of any claim, any potential claim or any valid basis of any claim, that any of Seller, Acquired Corporation or its Acquired Subsidiaries has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person.
     {PRIVATE }(m) Contracts{tc \l 2 "(m) Contracts"}. Section 4(m) of the Disclosure Schedule lists all written contracts (including any customer/vendor supply/distribution agreements) and other written agreements including indentures, mortgages, notes, bonds, leases and licenses to which any of Acquired Corporation and its Acquired Subsidiaries is a party the performance of which will involve consideration in excess of $25,000 (the "Contracts"). The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section 4(m) of the Disclosure Schedule (as amended to date). Neither Acquired Corporation nor any of its Acquired Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of any Contract.
     {PRIVATE }(n) Litigation{tc \l 2 "(n) Litigation"}. Section 4(n) of the Disclosure Schedule sets forth each instance in which any of Acquired Corporation and its Acquired Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, mediator or panel thereof.
     {PRIVATE }(o)  Employee Benefits{tc  \l 2 "(o)    Employee Benefits"}.

               (i) Section 4(o) of the Disclosure Schedule lists each Employee Benefit Plan that any of Acquired Corporation and its Acquired Subsidiaries maintains or to which any of Acquired Corporation and its Acquired Subsidiaries contributes.
               (ii) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have an adverse effect on the financial condition of such Employee Benefit Plan.
               (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan.
               (iv) Each such Employee Benefit Plan has received, if issuable, a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).
               (v) Except as set forth in Section 4(o)(v) of the Disclosure Schedule, each such Employee Benefit Plan will be fully funded and paid at and as of the Closing Date.
     {PRIVATE }(p)  Environmental Matters{tc  \l 2 "(p)     Environmental
Matters"}. Except as disclosed in Section 4(p) of the Disclosure Schedule, the Acquired Corporation and its Acquired Subsidiaries are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Except as set forth in Section 4(p) the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against the Acquired Corporation and its Acquired Subsidiaries relating in any way to the Environmental Laws with respect to real property owned or leased by the Acquired Corporation and its Acquired Subsidiaries.
Except as set forth in Section 4(p) of the Disclosure Schedule, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which prevent compliance or continued compliance by the Acquired Corporation and its Acquired Subsidiaries with the Environmental Laws, or give rise to any liability on the part of the Acquired Corporation and its Acquired Subsidiaries under the Environmental Laws, including, without limitation, liability under CERCLA or similar state or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation against the Acquired Corporation and its Acquired Subsidiaries, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste by the Acquired Corporation and its Acquired Subsidiaries.
     {PRIVATE }(q) Product Liabilities and Warranty Claims{tc \l 2 "(q) Product Liabilities and Warranty Claims
  "}.  Section 4(q) of the  Disclosure
Schedule sets forth each liability associated with the Acquired Corporation's and its Acquired Subsidiaries' products and sets forth each warranty claim regarding the Acquired Corporation's and its Acquired Subsidiaries' products where such liability or claim is in an amount greater than $5,000.
     {PRIVATE }(r) Labor Matters{tc \l 2 "(r) Labor Matters"}. Except as set forth in Section 4(r) of the Disclosure Schedule, there are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending, or to the Knowledge of the Acquired Corporation, threatened, between the Acquired Corporation and its Acquired Subsidiaries and any of its or their employees.
     {PRIVATE }(s) Former Operating Sites{tc \l 2 "(s) Former Operating Sites"}. Set forth in Section 4(s) of the Disclosure Schedule are any and all sites utilized by Acquired Corporation or its Acquired Subsidiaries or the predecessors of Acquired Corporation or its Acquired Subsidiaries for any their respective operations at any time.
     {PRIVATE }5.   Pre-Closing Covenants{tc  \l 1 "5. Pre-Closing Covenants"}.

          The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
     {PRIVATE }(a) General{tc \l 2 "(a) General"}. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).
     {PRIVATE }(b) Notices and Consents{tc \l 2 "(b) Notices and Consents Each Party will give any notices (and cause each of its Subsidiaries to give any notices) to third parties, and each Party will use its reasonable efforts to obtain (and will cause each of its Subsidiaries to use its reasonable efforts to obtain) any third party consents, that the other Party reasonably may request in connection with the matters referred to in Section 3(a)(iii), Section 3(b)(iii) and Section 4(c) above and the related Disclosure Schedule. Each of the Parties will (and the Seller will cause Acquired Corporation and each of its Acquired Subsidiaries to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(iii), Section 3(b)(iii) and Section 4(c) above and the related Disclosure Schedule. Without limiting the generality of the foregoing, each of the Parties will file (and will cause each of its Subsidiaries to file as applicable) any notification and report forms and related material that it may be required to file with the Internal Revenue Service, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or otherwise, will use its reasonable efforts to obtain (and will cause each of its Subsidiaries to use its reasonable efforts to obtain) early termination of the applicable waiting period, and will make (and will cause each of its Subsidiaries to use its reasonable efforts to obtain) any further filings pursuant thereto that may be necessary.
     {PRIVATE }(c)  Operation of Business{tc  \l 2 "(c)     Operation  of
Business"}. The Seller will not engage (and will not cause or permit any of Acquired Corporation and its Acquired Subsidiaries to engage) in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Buyer.
     {PRIVATE }(d) Access{tc \l 2 "(d) Access"}. The Seller will permit (and will cause each of Acquired Corporation and its Acquired Subsidiaries to permit) representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Acquired Corporation and its Acquired Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of Acquired Corporation and its Acquired Subsidiaries as Buyer may reasonably request from time to time solely for the purpose of confirming Seller's compliance with Section 5(c) above. The Buyer will treat and hold as such any information it receives from the Seller, Acquired Corporation, and its Acquired Subsidiaries in the course of the reviews contemplated by this Section 5(d) as confidential pursuant to that certain Confidentiality Agreement dated September 25, 1997 between Buyer and Business Search, Ltd. which is hereby incorporated herein by reference, will not use any of such information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller, Acquired Corporation, and its Acquired Subsidiaries all tangible embodiments (and all copies) of such information that are in its possession.
     {PRIVATE }(e)  Notice of Developments{tc  \l 2 "(e)    Notice            of
Developments"}.

               (i) The Seller, Acquired Corporation and its Acquired Subsidiaries will give prompt written notice to the Buyer of any development causing a breach of any of Seller's, Acquired Corporation's or its Acquired Subsidiaries' representations and warranties in Sections 3 or 4 above. Unless the Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) or (iii) below by reason of the development and exercises that right within the period of ten (10) business days referred to in Section 9(a)(ii) or (iii) below, the written notice pursuant to this Section 5(e)(i) will be deemed to have amended the  Disclosure  Schedule, to  have  qualified the  representations  and warranties contained in Section 3 or 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development except for purposes of Section 9(a)(iii) including calculating aggregate Losses.
               (ii) Buyer will give prompt written notice to the Seller of any material adverse development causing a breach of any of Buyer's representations and warranties. No disclosure by Buyer pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.
     {PRIVATE }(f) Reduction in Purchase Price for Losses{tc \l 2 "(f) Reduction in Purchase Price for Losses"}. To the extent that the Buyer has received from the Seller, Acquired Corporation or its Acquired Subsidiaries, prior to the Closing Date, notice(s) pursuant to Section 5(e)(i) above of developments that in the aggregate would create Losses (as determined in accordance with and subject to the provisions of Section 9(b) below), the Initial Payment shall be reduced by the amount of such Losses.
     {PRIVATE }(g)  Completion of Phase I Studies{tc  \l 2 "(g)  Completion   of
Phase I Studies                              "}.   Buyer  shall complete
(with Seller's  full cooperation)  a
Phase I environmental engineering study of the Acquired Corporation's operations and plant site(s) (including certain adjoining property and former plant site(s)) and shall complete boring samples and other tests on the real property that is the subject of the Real Estate Purchase Agreement.
     {PRIVATE }6.   Post-Closing Covenants{tc  \l 1 "6.     Post-Closing
Covenants"}.

          The Parties agree as follows with respect to the period following the Closing.
     {PRIVATE }(a) General{tc \l 2 "(a) General"}. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under
Section 8 below).
     {PRIVATE }(b) Litigation Support{tc \l 2 "(b) Litigation Support"}. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Acquired Corporation and its Acquired Subsidiaries, the other Party shall cooperate with such party and such party's counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).
     {PRIVATE }(c)  Non-Competition, Confidentiality and Non-Solicitation{tc  \l
2 "(c)    Non-Competition, Confidentiality and Non-Solicitation"}.

               (i) Seller acknowledges that Seller's relationships with Acquired Corporation are of a special character and that Seller's position with Acquired Corporation places Seller in a position of trust and confidence with Acquired Corporation's customers and employees and allows Seller access to confidential information (as hereinafter defined). Furthermore, Seller acknowledges that the customers of Acquired Corporation and Acquired Subsidiaries have been developed over several decades, that Acquired Corporation has expended over the years hundreds of thousands of dollars in developing and maintaining customer relationships, that customer relationships have tended to be of long standing nature involving hundreds of hours of employee time nurturing such relationships to ensure a high level of attentiveness and customer satisfaction and employee knowledge of customer requirements; that these investments are important to the Acquired Corporation and Acquired Subsidiaries due to the expense and difficulty in development of new customers, that the relationships with many customers are such that the Acquired Corporation and Subsidiaries regularly produce and ship products monthly over the years of the relationship. In order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that Seller will not, directly or indirectly, while Seller is in the employ of Acquired Corporation or any of its Acquired Subsidiaries and through the period ending four (4) years after the termination of Seller's employment for any reason whatsoever, or, if Seller is not in the employ of Acquired Corporation or any of its Acquired Subsidiaries on the Closing Date, for a period ending four (4) years after the Closing Date:

                    (A)  disclose or use or  otherwise exploit for Seller's  own benefit, or the benefit of any other person or entity, except as may be necessary in the performance of Seller's duties hereunder, any Confidential Information disclosed to Seller or of which Seller became aware by reason of Seller's employment with Acquired Corporation;
                    (B)  solicit or  divert  or  appropriate  to  any  Competing
Business, directly or indirectly, on Seller's own behalf or in the service of or on behalf of any Competing Business, or attempt to solicit or divert or appropriate to any such Competing Business any person or entity who was a customer of Acquired Corporation at any time during the last twenty four (24) months (i) prior to the Closing Date (if Seller is not in the employ of Acquired Corporation or any of its Acquired Subsidiaries or (ii) of Seller's employment hereunder and with whom Seller had contact prior to the Closing Date or during the term of Seller's employment, as applicable;
                    (C)  solicit  the   employment,  attempt   to  solicit   the
employment or assist anyone else in the solicitation of employment of, any Competing Business any managerial or executive employee of Acquired Corporation (whether or not such employment is full time or is pursuant to a written contract with Acquired Corporation); and
                    (D)  engage in or render any services  to or be employed  by any Competing Business, within the Area, in the capacity of officer, managerial or executive employee, director, consultant or shareholder (other than as the owner of less than one (1%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or in the over-the-counter market).
               (ii) Seller agrees  that  Seller will  not  take with  Seller  or retain without written authorization, and Seller will promptly deliver to Acquired Corporation, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to Acquired Corporation and in Seller's possession or under Seller's control as of the later of (x) the Closing Date if Seller is not employed by Acquired Corporation or its Acquired Subsidiaries on such date or (y) if employed by Acquired Corporation or its Acquired Subsidiaries, upon the termination of Seller's employment (whether voluntarily or involuntarily).
               (iii)     For purposes of this Section 6(c), the term (x)  "Area"
means Arkansas, California, Illinois, Iowa, Missouri, Oklahoma, Pennsylvania, New York, Texas and Wisconsin; (y) "Competing Business" means any business engaged in the manufacture or distribution of mechanical or electronic locks, locking devices, or any product or device currently manufactured or sold by Acquired Corporation or its Acquired Subsidiaries; and (z) "Confidential Information" means any and all data and information dated within the last four
(4) years relating to the business of Acquired Corporation that is, has been or will be disclosed to Seller or of which Seller became or becomes aware as a consequence of or through Seller's relationship with Acquired Corporation and that has value to Acquired Corporation and is not generally known by its competitors, including, without limitation, information relating to Acquired Corporation's or Seller's financial affairs, products, processes, services, customers, employees or employees' compensation, research, development, inventions, manufacture, purchasing, accounting, engineering or marketing. Confidential Information shall also include information that constitutes a trade secret, regardless of the age of such information. Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information has been reduced to writing and marked clearly and conspicuously as confidential information, or it is otherwise treated by Acquired Corporation as confidential. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Acquired Corporation (except where such public disclosure has been made without authorization by Acquired Corporation), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
               (iv) Seller acknowledges that irreparable  loss and injury  would result to Buyer and, following the Closing, Acquired Corporation upon the breach of any of the covenants contained in this Section 6(c) and that damages arising out of such breach would be difficult to ascertain. Seller hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer or, following the Closing, Acquired Corporation, may petition from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by Seller of any covenant contained in this Section 6(c).
     {PRIVATE }7. Conditions to Obligation to Close{tc \l 1 "7. Conditions to Obligation to Close"}.

     {PRIVATE }(a) Conditions to Obligation of the Buyer{tc \l 2 "(a) Conditions to Obligation of the Buyer
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
               (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;
               (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
               (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
               (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified below in Section 7(b)(i)-
(xi) is satisfied in all respects;
               (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;
               (vi) Employment, Confidentiality and Non-Compete Agreements shall have been executed in form and substance reasonably satisfactory to Buyer with Lloyd D. Falk and Jay Fine;
               (vii) Buyer shall be reasonably satisfied with the conclusions of the Phase I and other studies of Section 5(g);
               (viii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;
               (ix) the Asset Purchase Agreement (which shall be drafted to contain terms consistent with the Letter of Intent and, to the extent reasonably prudent, the same terms and conditions as this Agreement), the Escrow Agreement and the Real Estate Purchase Agreement shall have been executed and delivered by all parties thereto and the Asset Purchase Agreement and the Real Estate Purchase Agreement shall be consummated simultaneously with the Closing;
               (x) Buyer shall have received from Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., counsel to Acquired Corporation, an opinion or opinions dated as of the Closing Date covering the matters addressed in Sections 3(a)(ii), (iii), (v), 4(a), (b), (c) and (f) and such other matters as shall be reasonably requested by Buyer in a form substantially in the form of Exhibit D (in rendering such opinions such counsel may, as to factual matters rely upon certificates, of officers and public officials and limit factual statements by the use of "to our knowledge" or phrases of similar meaning) (it is expressly understood that such opinion will be based on Illinois law and assuming Delaware law would be interpreted the same as Illinois); and
               (xi) Buyer and Acquired Corporation and its Acquired Subsidiaries shall have obtained all consents, approvals, permits or authorizations contemplated by Sections 3(a)(iii), 3(b)(iii) and 4(c) above and the related Disclosure Schedule except for such consents, approvals, permits or authorizations which, if not obtained, would not individually or in the aggregate, reasonably be anticipated to have a material adverse effect on the Acquired Corporation or its Acquired Subsidiaries. Buyer and Acquired Corporation and its Acquired Subsidiaries shall also have received from Michael Hoare a binding waiver of notice and waiver of Mr. Hoare's right to exercise the options granted to Mr. Hoare under that certain Option Agreement by and between Mr. Hoare and Acquired Corporation dated June 13, 1995 and that certain Sales
Option Agreement by and between Mr. Hoare and Acquired Corporation dated June 13, 1995.
          The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.
     {PRIVATE }(b) Conditions to Obligation of the Seller{tc \l 2 "(b) Conditions to Obligation of the Seller
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
               (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;
               (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
               (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
               (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-
(ix) is satisfied in all respects;
               (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, Acquired Corporation, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and
Section 4(c) above;
               (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.
               (vii) Employment, Confidentiality and Non-Compete Agreements shall have been executed in form and substance reasonably satisfactory to Buyer with Lloyd D. Falk and Jay Fine;
               (viii) Buyer shall be reasonably satisfied with the conclusions of the Phase I studies of Section 5(g);

               (ix) the Asset Purchase Agreement (which shall be drafted to contain terms consistent with the Letter of Intent and, to the extent reasonably prudent, the same terms and conditions as this Agreement), the Escrow Agreement and the Real Estate Purchase Agreement shall have been executed and delivered by all parties thereto and the Asset Purchase Agreement and the Real Estate Purchase Agreement shall be consummated simultaneously with the Closing;
               (x) Seller shall have received from Rogers & Hardin, counsel to Buyer, an opinion or opinions dated as of the Closing Date covering the matters addressed in Sections 3(b)(i) - (iii) (in rendering such opinions such counsel may, as to factual matters rely upon certificates, of officers and public officials and limit factual statements by the use of "to our knowledge" or phrases of similar meaning) (it is expressly understood that such opinion will be based on Delaware law); and
               (xi) Buyer and Acquired Corporation and its Acquired Subsidiaries shall have obtained all consents, approvals, permits or authorizations contemplated by Sections 3(a)(iii), 3(b)(iii) and 4(c) above and the related Disclosure Schedule except for such consents, approvals, permits or authorizations which, if not obtained, would not individually or in the aggregate, reasonably be anticipated to have a material adverse effect on the Acquired Corporation or its Acquired Subsidiaries.
          The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.
     {PRIVATE }8.   Remedies for Breaches of this Agreement{tc  \l 1 "8.
     Remedies for Breaches of this Agreement"}.

     {PRIVATE }(a) Indemnification Provisions for Benefit of the Buyer{tc \l 2 "(a) Indemnification Provisions for Benefit of the Buyer
occurs, and subject to the other provisions of this Section 8, Buyer shall be entitled to indemnification from each Seller (jointly and severally) for and shall be held harmless from and against any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees, and, with respect to claims relating to environmental matters, reasonable costs of clean-up, containment or other remediation), but excluding lost profits and unforeseeable consequential damages, whether or not involving a third party claim (collectively, "Losses"), caused by breaches of any of Seller's, Acquired Corporation's or its Acquired Subsidiaries' representations, warranties or covenants contained in this Agreement.
     {PRIVATE }(b)  Indemnification Provisions for Benefit of the Seller
2 "(b)    Indemnification Provisions  for  Benefit  of the  Seller
Closing occurs, and subject to the other provisions of this Section 8, Seller shall be entitled to indemnification for and shall be held harmless from and against any Losses caused by breaches of any of Buyer's representations, warranties or covenants contained in this Agreement.
     {PRIVATE }(c) Survival of Representations and Warranties{tc \l 2 "(c) Survival of Representations and Warranties
and warranties of the Parties contained above (other than those in Sections 4(e) and 4(p) which shall have no limitation on the time in which a claim must be made) shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations.
     {PRIVATE }(d)  Matters Involving Third Parties{tc  \l 2 "(d)     Matters
Involving Third Parties"}.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other Party (the "Indemnifying Party under this Section 8, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.
               (ii) The failure to give any notice required shall not relieve an Indemnifying Party of any obligation except to the extent that the failure to give timely notice actually and materially prejudices the rights of such Indemnifying Party or the notice occurs after the applicable survival period on which the claim is based.
               (iii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice.
               (iv) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.
               (v)  In no event will the Indemnified Party consent to the  entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.
     {PRIVATE }(e)  Other Indemnification Provisions{tc  \l 2 "(e)    Other
Indemnification Provisions
are the sole remedy any Party may have for breach of representation, warranty, or covenant other than breaches by Seller of the representations, warranties or covenants contained in Section 6(c) (relating to non-competition, confidentiality and non-solicitation) or Section 2(c) (relating to Seller's repayment of certain outstanding liabilities of Acquired Corporation); provided, however, that each Party acknowledges and agrees that no claim for indemnification may be made until the aggregate of all claim(s) for indemnification against that Party reach a value of U.S. $100,000; whereupon, such claims will be recoverable from the first dollar of Loss claimed against such Party including the first $100,000 in claimed Losses. Seller agrees to indemnify the Buyer from and against (x) the imposition of Taxes, including interest and penalties thereon, arising out of or attributable to all taxable periods ending on or before the Closing Date to the extent such Taxes have not been fully paid or fully reserved by or on the Closing Balance Sheet; (y) including Taxes of any Person other than any of Acquired Corporation and its Subsidiaries under Reg. Section 1.1502-6 (or similar provision of state, local or foreign law); and (z) any foreign transfer taxes attributable to or arising out of the Purchase and Sale contemplated by this Agreement under Section 2 (collectively all of which being "Additional Taxes"). All claim(s) by Buyer against Seller shall be capped so that the aggregate value of all Losses recoverable by Buyer shall be limited to U.S. $2,000,000, including the first $300,000 in Additional Taxes (it being understood that if Buyer suffered Losses relating to Additional Taxes in an amount of $300,000 and other Losses in amounts greater than $1,700,000, under such circumstances Seller would only be liable to Buyer for up to $1,700,000 of such other Losses). To the extent Additional Taxes exceed $300,000 Buyer shall be entitled to recover such Additional Taxes from Seller without limitation. All claim(s) by Seller against Buyer shall be capped so that the aggregate value of all Losses recoverable by Seller shall be limited to U.S. $250,000.
     {PRIVATE }(f) Determination of Losses in Section 8(e){tc \l 2 "(f) Determination of Losses in Section 8(e)"}.

               (i) The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Losses for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.
          (ii) Seller shall have twenty (20) days after receiving from Buyer a claim for indemnification for Losses made pursuant to Section 8(d) above to submit to Buyer written notice setting forth any objection to such claim. If, such written objection of Seller is not received by Buyer within such twenty
(20) days, then such claim of Buyer shall be binding upon the Parties. In the event Seller, within such twenty (20) day period, gives written notice to Buyer of any objection to such claim, Seller and Buyer shall use their best efforts to reach agreement on all differences within the twenty (20) day period following the receipt by Seller of the claim for indemnification by Buyer.
          (iii) If Seller and Buyer are unable to reach agreement within the twenty (20) day period described in Section 8(f)(ii) above, the Parties shall cause such matter to be submitted for determination by arbitration in accordance with the provisions of the Federal Arbitration Act and the commercial rules of the American Arbitration Association then in effect. Such proceeding shall take place in Chicago, Illinois. The arbitrator shall have the right to award or include in any award such relief which the arbitrator deems proper under the circumstances, in keeping with the spirit and intent of the terms of this Agreement, including, without limitation, money damages, specific performance, injunctive relief and legal fees and costs. The award and decision of the arbitrator shall be conclusive and binding upon all of the Parties, and judgment upon the award may be entered in any court of competent jurisdiction.
     {PRIVATE }9.   Termination{tc  \l 1 "9. Termination"}.

     {PRIVATE }(a)  Termination of Agreement{tc  \l 2 "(a)  Termination       of
Agreement"}.  The Parties may terminate this Agreement as provided below:

               (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
               (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) the Seller, Acquired Corporation or its Acquired Subsidiaries have within the then previous ten (10) business days given the Buyer any notice pursuant to Section 5(e)(i) above and (B) the development that is the subject of such notice is in the nature of a product liability claim or an environmental claim that, in the reasonable opinion of Buyer will have, when considered together with all other such developments, a material adverse impact upon the long term financial condition, results of operations or prospects of Acquired Corporation and its Subsidiaries taken as a whole;
               (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller, Acquired Corporation or its Acquired Subsidiaries has given the Buyer notice(s) pursuant to Section 5(e)(i) above of developments that in the aggregate would create Losses in excess of $1,000,000 (as determined in accordance with and subject to the provisions of Section 9(b) below);
               (iv) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event of fraud on the part of Seller in connection with any representation, warranty, or covenant contained in this Agreement or in the event that Seller does not provide timely notice of any material breach of any representation, warranty or covenant pursuant to Section 5(e)(i); and
               (v) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 16, 1998, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).
     {PRIVATE }(b) Determination of Amount of Losses{tc \l 2 "(b) Determination of Amount of Losses"}.

          (i) Buyer shall, (x) within ten (10) days after receipt from Seller, Acquired Corporation or its Acquired Subsidiaries of any notices pursuant to Section 5(e)(i) above or (y) promptly after otherwise becoming aware of developments that, in the reasonable opinion of Buyer, individually or in the aggregate would create Losses that would allow Buyer to make a reduction in the Initial Payment by the amount of such Losses under Section 5(f) hereof, provide to Seller a written calculation of any such Losses (a "Calculation") and the basis for such Calculation (the "Calculation Notice"). If, within ten (10) days after the date such Calculation Notice is received by Seller, Seller has not given written notice to Buyer setting forth any objection to such Calculation, then such Calculation shall be binding upon the Parties (a "Final Calculation"). In the event Seller, within such ten (10) day period, gives written notice to Buyer of any objection to such Calculation, Seller and Buyer shall use their best efforts to reach agreement on all differences within the ten (10) day period following the giving of the Calculation Notice.
          (ii) Buyer shall, (x) within ten (10) days after receipt from Seller, Acquired Corporation or its Acquired Subsidiaries of any notices pursuant to
Section 5(e)(i) above or (y) promptly after otherwise becoming aware of developments that, in the reasonable opinion of Buyer, individually or in the aggregate would, at the option of the Buyer, either create Losses that would allow Buyer to make a reduction in the Initial Payment by an amount greater than $1,000,000 under Section 5(f) above, or allow Buyer to terminate this Agreement under Section 9(a)(iii) above (in each case because such Losses were in excess of $1,000,000), provide to Seller a Calculation Notice. If Buyer intends to terminate the Agreement as a result of such Losses, the Calculation Notice shall so state. If, within twenty (20) days after the date such Calculation Notice is received by Seller, Seller has not given written notice to Buyer setting forth any objection to such Calculation and/or setting forth its intent to cure the Losses described in such Calculation Notice within such twenty (20) day period, then the Calculation shall be a Final Calculation, and Buyer may terminate this Agreement at the end of such period. In the event Seller, within such twenty
(20) day period, gives written notice to Buyer of any objection to such Calculation, Seller and Buyer shall use their best effort to reach agreement on all differences within the twenty (20) day period following the giving of the Calculation Notice.
          (iii) If Seller and Buyer are unable to reach agreement within the ten (10) day period described in Section 9(b)(i) above or within the twenty (20) day period described in Section 9(b)(ii) above (as applicable), the Parties shall cause such matter to be submitted for determination by arbitration in accordance with the provisions of the Federal Arbitration Act and the commercial rules of the American Arbitration Association then in effect. Such proceeding shall take place in Chicago, Illinois. The arbitrator shall have the right to award or include in any award such relief which the arbitrator deems proper under the circumstances, in keeping with the spirit and intent of the terms of this Agreement, including, without limitation, money damages, specific performance, injunctive relief and legal fees and costs. The award and decision of the arbitrator shall be conclusive and binding upon all of the Parties, and judgment upon the award may be entered in any court of competent jurisdiction.
          (iv) The Closing Date shall be extended as necessary to accommodate the notice and response procedures set forth above with respect to the calculation of any Losses.
     {PRIVATE }(c)  Effect of Termination{tc  \l 2 "(c)     Effect            of
Termination"}. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.
     {PRIVATE }10.  Tax Matters{tc  \l 1 "10.     Tax Matters"}.

     {PRIVATE }(a) Income Tax Sharing Agreements{tc \l 2 "(a) Income Tax Sharing Agreements
Corporation and its Acquired Subsidiaries is terminated as of the Closing Date and will have no further effect for any future taxable year.
     {PRIVATE }(b)  Payment of Taxes{tc  \l 2 "(b)     Payment of  Taxes
the amount of Income Taxes attributable to the Acquired Corporation and its Acquired Subsidiaries prior to the Closing Date which have been paid (but for which Income Tax Returns were not filed prior to the Closing Date) are determined to be deficient based on the Post-Closing Audit Seller shall be liable to Buyer and shall promptly pay to Buyer such deficiency. If it is determined that Acquired Corporation or its Acquired Subsidiaries overpaid the amount of such Income Taxes based upon the Post-Closing Audit, Buyer shall promptly refund the amount of such overpayment to Seller. The amount due to or from the Seller pursuant to this Section shall be a Purchase Price Adjustment pursuant to Section 2(b)(ii).
     {PRIVATE }(c)  Tax Proceedings{tc  \l 2 "(c) Tax  Proceedings
shall exercise, at its expense, complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by the Acquired Corporation or its Acquired Subsidiaries with respect to which it is estimated that a majority of such Taxes due or payable by the Acquired Corporation or its Acquired Subsidiaries would be paid by the Acquired Corporation or its Acquired Subsidiaries and would not be subject to indemnification by Seller pursuant to
Section 10(b) above. Seller shall exercise, at its expense, complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by the Acquired Corporation or its Acquired Subsidiaries with respect to which it is estimated that a majority of such Taxes due or payable by the Acquired Corporation or its Acquired Subsidiaries would be subject to indemnification by the Seller pursuant to Section 10(b) above. Buyer shall promptly notify Seller if, in connection with any such inquiry, examination or proceeding, any government authority proposes in writing to make an assessment or adjustment with respect to Tax items of the Acquired Corporation or its Acquired Subsidiaries, which assessments or adjustments are attributable or could affect the taxable periods ending on or before the Closing Date for which Seller may be liable, or against which Seller may be required to indemnify Buyer or Acquired Corporation pursuant hereto. Each Party, when it is not in control of any such inquiry, examination or proceeding following notification to the other Party, at its own expense, may participate in such inquiry, examination or proceeding. Each Party shall cooperate with the other Party, as each may reasonably request, in any such examination or proceeding. If such inquiry, examination or proceeding results in a Tax deficiency or Tax refund in excess of or less than, respectively, the amount estimated for such period in accordance with Section 10(b) which is attributable or partly attributable to taxable periods ended on or before the Closing Date, Seller agrees to promptly pay such amount to Buyer. If such inquiry, examination or proceeding results in a Tax refund or Tax deficiency in excess of or less than, respectively, the amount estimated for such period in accordance with Section 10(b) which is attributable or partly attributable to taxable periods ended on or before the Closing Date, Buyer agrees to promptly pay such amount to Seller.
     {PRIVATE }(d)  Cooperation and Record Retention{tc  \l 2 "(d)
     Cooperation and  Record  Retention
provide the other, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records of other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Acquired Corporation to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.
     {PRIVATE }(e)  Preparation of Returns{tc  \l 2 "(e)    Preparation       of
Returns"}. Seller agrees to prepare or cause to be prepared Returns for all taxable periods ending on or before the Closing Date, excluding the short taxable period beginning on June 29, 1997 and ending on the Closing Date. Buyer agrees to prepare or cause to be prepared Returns for all taxable periods ending after the Closing Date and to prepare Returns for the short taxable period beginning June 29, 1997 and ending on the Closing Date. In this regard, Buyer and Seller shall fully cooperate with each other in the timely preparation of such Returns (including the exchange of all necessary information, records, and documents). Seller agrees to provide Buyer with copies of all Returns to be filed subsequent to Closing, relating to taxable periods ending on or before the Closing Date, 30 days prior to their filing. Buyer agrees to provide Seller copies of all Returns filed for the short taxable period ended on the Closing Date 30 days prior to their filing.
     {PRIVATE }11.  Miscellaneous{tc  \l 1 "11.   Miscellaneous"}.

     {PRIVATE }(a) Press Releases and Public Announcements{tc \l 2 "(a) Press Releases and Public Announcements
"}.  No Party shall issue any press release  or
make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party or any affiliate of such Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Party that intends, or that has an affiliate that intends, to issue such press release or make such public announcement will advise the other Party prior to making the disclosure and provide the other Party opportunity to comment upon the release or announcement).
     {PRIVATE }(b) No Third Party Beneficiaries{tc \l 2 "(b) No Third Party Beneficiaries"}. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     {PRIVATE }(c) Entire Agreement{tc \l 2 "(c) Entire Agreement"}. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
     {PRIVATE }(d)  Succession and Assignment{tc  \l 2 "(d) Succession       and
Assignment"}. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
     {PRIVATE }(e)  Counterparts{tc  \l 2 "(e)    Counterparts"}.           This
Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     {PRIVATE }(f) Headings{tc \l 2 "(f) Headings"}. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     {PRIVATE }(g) Notices{tc \l 2 "(g) Notices"}. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (on the next business day after) it is sent by reputable overnight courier, charges prepaid, and addressed to the intended recipient as set forth below:
                    If to the Seller:
                    3000 River Road
                    River Grove, Illinois  60171
                    Attention:     Jay Fine
                    Telephone:     (708) 456-1100
                    Facsimile:     (708) 456-1197
                         Copy to:
                         Much Shelist Freed Denenberg
                         Ament Bell & Rubenstein, P.C.
                         200 N. LaSalle, Suite 2100
                         Chicago, Illinois 60601
                         Attention:  Michael R. Shelist
                         Facsimile:  (312) 621-1750
                    If to the Buyer:
                    CompX International Inc.
                    200 Old Mill Road
                    Mauldin, SC  29662
                    Attention:  David A. Bowers
                    Facsimile:  (864) 297-1202
                         Copies to:
                         Valcor, Inc.
                         Three Lincoln Centre, Suite 1700
                         5430 LBJ Freeway
                         Dallas, TX 75240-2697
                         Attention:  J. Mark Hollingsworth
                         Facsimile:  (972) 239-0142
                         Rogers & Hardin LLP
                         2700 International Tower
                         Suite 2700
                         229 Peachtree Street, NE
                         Atlanta, Georgia 30313
                         Attention:  Edward J. Hardin
                         Facsimile:  (404) 525-2224
          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, registered or certified U.S. mail, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     {PRIVATE }(h)  Governing Law{tc  \l 2 "(h)   Governing     Law
Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     {PRIVATE }(i)  Amendments and Waivers{tc  \l 2 "(i)    Amendments       and
Waivers"}. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.
     {PRIVATE }(j) Severability{tc \l 2 "(j) Severability"}. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     {PRIVATE }(k) Expenses{tc \l 2 "(k) Expenses"}. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing sentence, Buyer shall bear the costs of any and all transfer taxes, including without limitation any use or sales taxes, associated with the sale of the Acquired Corporation.
     {PRIVATE }(l) Construction{tc \l 2 "(l) Construction"}. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.
     {PRIVATE }(m) Incorporation of Exhibits{tc \l 2 "(m) Incorporation of Exhibits"}. The Exhibits and any annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     {PRIVATE }(n)  Trustee Exculpatory Clause{tc  \l 2 "(n)     Trustee
Exculpatory  Clause
individually or personally, but as Trustees as aforesaid, in the exercise of the power and authority conferred upon and vested in it as such Trustee and under the express direction of the beneficiaries under such respective trusts. It is expressly understood and agreed that nothing in this Agreement contained shall be construed as creating any liability whatsoever against said Trustee personally, and in particular, without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, to keep, preserve or sequester any property of said Trusts, and that all personal liability of said Trustees, of every sort, if any, is hereby expressly waived by Buyer, and by every person now or hereafter claiming any right or security hereunder; and that so far as the parties hereto are concerned, the owner of any indebtedness or liability accruing hereunder shall look solely to the trust estate under the respective trusts from time to time for the payment thereof. It is further understood and agreed that the said Trustees have no beneficial interest in the Acquired Corporation and merely hold naked title to the Acquired Corporation Shares hereby described and have no control over the management thereof or the income therefrom and have no knowledge respecting the Acquired Corporation, except as represented to it by the beneficiary or beneficiaries of said Trusts.
*****
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
                                BUYER:
                                COMPX INTERNATIONAL INC.
                                By: _/s/ David A. Bowers.__
                                Title: __President______

                                SELLER:
                                LLOYD D. FALK
                                __/s/ Lloyd D. Falk__________________
                                Lloyd D. Falk, as trustee of the Lloyd D. Falk Trust dated June 29, 1989

                                JUDY FALK
                                _/s/ Judy Falk
                                Signature

                                JAY FINE
                                __/s/ Jay Fine
                                Signature

                                KAREN L. FINE
                                __/s/ Kanen Fine____________
                                Signature

                                JULIE RASKE
                                __/s/ Julile Raske____
                                Signature

                                NICOLE FALK
                                __/s/ Nicole Falk_______
                                    Signature

                                FINE FAMILY TRUST
                                By: _/s/Karen L. Fine____
                                Karen L.  Fine, as  trustee of  the Fine  Family
Trust dated March 31, 1997

                                JULIE RASKE FAMILY GIFT TRUST
                                By: __/s/Julie Raske____
                                Julie Raske,  as co-trustee of  the Julie  Raske
Family Gift Trust dated February 4, 1997
                                By: __/s/ Arthur M. Cohen____________
                                Arthur  M. Cohen,  as  co-trustee of  the  Julie
Raske Family Gift Trust dated February 4, 1997

                                NICOLE FALK FAMILY GIFT TRUST
                                By: __/s/ Nicole Falk______________
                                Nicole Falk,  as co-trustee of  the Nicole  Falk
Family Gift Trust dated February 14, 1997.
                                By: /s/ Arthur M. Cohen___________
                                Arthur  M. Cohen,  as co-trustee  of the  Nicole
Falk Family Gift Trust dated February 14, 1997.


CompX will provide the Commission with any of the following schedules upon request.

SCHEDULE II

FINANCIAL STATEMENTS





EXHIBIT A

ASSET PURCHASE AGREEMENT





EXHIBIT B

REAL ESTATE


PURCHASE AGREEMENT



EXHIBIT C

ESCROW AGREEMENT

EXHIBIT D

FORM OF LEGAL OPINION - ACQUIRED CORPORATION'S COUNSEL